Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-126752 and No. 333-154977 each on Form S-8 and Registration Statement No. 333-165511 on Form S-3 of our reports dated February 25, 2011, relating to the consolidated financial statements and financial statement schedule of Lazard Ltd, and the effectiveness of Lazard Ltd’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Lazard Ltd for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

New York, New York

February 25, 2011